Exhibit 99.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

between

PRIMEDIA, INC.,

CONSUMER SOURCE INC.

and

SOURCE INTERLINK COMPANIES, INC.

Dated as of May 13, 2007

i

INDEX OF DEFINED TERMS

AAA	1.03(c)
Additional Agreements	3.01
Additional Miscellaneous Current Liabilities Amount	1.03(d)(iii)
Agreement	Preamble
Alternative Financing	5.04(d)
Arbitrator	1.03(c)
Audited Financial Statements	3.12
Auto Guide Business	5.11
Automotive.com	1.03(a)(v)
Automotive.com Remaining Shares	3.03(b)
Automotive.com Stockholders Agreement	1.03(a)(v)
Base Purchase Price	1.01
Cap	7.02(c)
Closing	2.01(a)
Closing Date	2.01(a)
Closing Date Assets	1.03(a)(ii)
Closing Date Liabilities	1.03(a)(iii)
Closing Date Miscellaneous Current Liabilities	1.03(a)(iv)
Closing Date Statement	1.03(b)(i)
Closing Date Working Capital	1.03(a)(i)
Code	8.06
Commitment Letter	4.09(a)
Company	Preamble
Company Group	Preamble
Company Group Business	Preamble
Company Group Employee	5.03(a)
Company Group Employees	5.03(a)
Company Shares	1.01
Company Subsidiaries	Preamble
Company Subsidiary	Preamble
Competing Entity	5.11
Competing Product Line	5.11
Confidentiality Agreement	10.01
D&T	1.03(c)
Deficiency	1.03(d)(i)
Disputed Item	1.03(b)(ii)
Disputed Items	1.03(b)(ii)
E&Y	1.03(c)
Employee Benefit Program	3.17(a)(iii)
Employee Benefit Programs	3.17(a)(iii)
Employment Agreement	3.17(a)(i)
Employment Agreements	3.17(a)(i)
Environmental Laws	3.21(d)
ERISA	3.17(a)(ii)
Excess	1.03(d)(ii)

Exchange Act	3.04
Financial Statements	3.12
Financing	4.09(a)
Foreign Antitrust Laws	3.05
Formation Documents	3.05
GAAP	3.12
Hazardous Materials	3.21(e)
HSR Act	3.05
Income Tax	8.11
Indemnitee	7.04
Indemnitor	7.04
Indemnity Claim	7.08(b)
Information Statement	3.04
Intellectual Property Rights	3.14(a)
Lien	3.02(b)
Losses	7.02(a)
March Balance Sheet	1.03(a)
Material Adverse Effect	3.01
Material Contracts	3.15(a)
Minority Stockholders	1.03(a)(v)
Multiemployer Plan	3.17(d)
Negotiation Period	1.03(c)
Non-Compete Period	5.11
Parent	Preamble
Parent Group	8.01(a)
Permits	3.08
Plan	3.17(a)(ii)
Plans	3.17(a)(ii)
Pre-Closing Tax Period	8.01(a)
Pre-Closing Tax Returns	8.04(a)
Prior Service	5.03(b)
Proposed Settlement	7.06(a)
Purchase Price	1.01
Purchaser	Preamble
Purchaser Indemnified Parties	7.02(a)
Records	5.06
Required Financial Information	5.04(c)
Retained Names	5.14
SEC	5.04(b)
Section 338(h)(10) Election	8.06
Securities Act	4.07(a)
Seller	Preamble
Seller Indemnified Parties	7.03(a)
Straddle Period	8.04(b)
Straddle Returns	8.04(c)
Subsidiary Shares	3.03(b)

Target Working Capital	1.03(d)(i)
Tax	8.11
Tax Benefit	7.08(b)
Tax Claim	8.10(a)
Tax Return	8.11
Tax Statement	8.04(c)
Termination Date	9.01
Threshold	7.02(b)
Trademarks	3.14(a)
Transfer Taxes	5.10
Transition Services Agreement	3.01
Unaudited Financial Statements	3.12
WARN	5.03(g)

STOCK PURCHASE AGREEMENT

AGREEMENT, dated as of May 13, 2007 (this “Agreement”) between Consumer Source Inc., a Delaware corporation (“Seller”), PRIMEDIA Inc., a Delaware corporation (“Parent”), and Source Interlink Companies, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller owns 100% of the issued and outstanding capital stock of PRIMEDIA Enthusiast Media Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company, through its direct and indirect subsidiaries (individually, a “Company Subsidiary”, and collectively, the “Company Subsidiaries”; the Company and the Company Subsidiaries, collectively, the “Company Group”) is engaged in the special interest media business more fully described on Annex A (the “Company Group Business”);

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of Parent affiliated with KKR Associates, L.P. and KKR 1996 GP LLC have delivered an irrevocable written consent to Purchaser pursuant to which such entities, in their capacities as stockholders of Parent, approve this Agreement and the transactions contemplated hereby; and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the Company Shares on the terms and conditions set forth herein.

NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

SECTION 1.01.                 Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, 100% of the shares of Common Stock, par value $0.01 per share, of the Company (the “Company Shares”), free and clear of all Liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of the Company Shares.  In consideration of the sale, transfer, conveyance and assignment of the Company Shares by Seller to Purchaser and in reliance upon the representations and warranties made herein by Seller, Purchaser agrees to pay to Seller on the Closing Date an amount equal to One Billion One Hundred Seventy Seven Million Nine Hundred Thousand Dollars ($1,177,900,000) (the “Base Purchase Price”), subject to adjustment as provided in Section 1.03 of this Agreement.  The Base Purchase Price as adjusted pursuant to Section 1.03 of this Agreement shall be referred to herein collectively as the “Purchase Price.”

SECTION 1.02.                 Closing Date Payments.  All payments to be made to Seller on the Closing Date shall be made by wire transfer of immediately available funds in New York City to the account specified in writing by Seller.

SECTION 1.03.                 Working Capital Adjustment.

(a)                                  Definitions.  For the purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                     “Closing Date Working Capital” shall mean the Closing Date Assets minus the Closing Date Liabilities.

(ii)                                  “Closing Date Assets” shall mean the amount of the assets of the Company Group as of 12:01 a.m. (Eastern Time) on the Closing Date under the captions “Accounts Receivable-Net,” “Inventory-Net,” “Prepaid Expenses” and “Other Current Assets” determined in a manner consistent with the accounting practices and methodologies used in preparing the unaudited consolidated balance sheet of the Company as of March 31, 2007 (the “March Balance Sheet”) attached as part of Schedule 3.12 and the calculation of working capital on a monthly and twelve-month average basis attached as Schedule 1.03(a)(ii) (the “Target Working Capital Calculation”) (and in the event of any conflict between the accounting practices and methodologies used in preparing the March Balance Sheet as compared to the Target Working Capital Calculation, the accounting practices and methodologies used in preparing the Target Working Capital Calculation shall govern); provided that uncleared checks outstanding as of Closing shall be reclassified to “Accounts Payable-Trade”.

(iii)                               “Closing Date Liabilities” shall mean the amount of the liabilities (excluding indebtedness for borrowed money) of the Company Group as of 12:01 a.m. (Eastern Time) on the Closing Date under the captions “Accounts Payable - Trade,” “Retail Display Allowance,” “Bonus Payable,” “Compensation Payable” and “Deferred Revenue,” as determined in a manner consistent with the accounting practices and methodologies used in preparing the March Balance Sheet and the Target Working Capital Calculation (and in the event of any conflict between the accounting practices and methodologies used in preparing the March Balance Sheet as compared to the Target Working Capital Calculation, the accounting practices and methodologies used in preparing the Target Working Capital Calculation shall govern); provided that (A) no amounts shall be included in the Closing Date Working Capital (and no amounts are included in the Target Working Capital) in respect of liabilities retained by Seller, including the expenses of brokers, accountants and other advisers retained by Seller in connection with the transactions contemplated hereby and (B) uncleared checks outstanding as of Closing shall be reclassified to “Accounts Payable-Trade”.

(iv)                              “Closing Date Miscellaneous Current Liabilities” shall mean the amount of the liabilities of the Company Group as of 12:01 a.m. (Eastern Time) on the Closing Date under the caption “Miscellaneous Current Liabilities” as determined in a manner consistent with the accounting practices used in preparing the March Balance Sheet and the Target Working Capital Calculation (and in the event of any conflict between the accounting practices and methodologies used in preparing the March Balance Sheet as compared to the Target Working Capital Calculation, the accounting practices and methodologies used in preparing the Target Working Capital Calculation shall govern).

(v)                                 Any payments owed to Minority Stockholders (as such term is defined in the Automotive.com, Inc. Stockholders Agreement, dated as of November 15, 2005 (the “Automotive.com Stockholders Agreement”)) of Automotive.com Inc., a Delaware corporation (“Automotive.com”), pursuant to Section 3.1 of the Automotive.com Stockholders Agreement or Section 2.02 of the Automotive.com Stock Purchase Agreement, dated as of November 15, 2005 (the “Automotive.com Stock Purchase Agreement”), in each case, in respect of all dividend periods or calendar quarters, ending in or prior to the dividend period or calendar quarter in which Closing occurs shall not be included as Closing Date Liabilities or Closing Date Miscellaneous Current Liabilities to the extent that a corresponding amount of cash or cash equivalents for making of such payments remains within the Company Group as of the Closing.

(b)                                 Delivery of Closing Date Statement.

(i)                                     No later than seventy-five (75) days after the Closing Date, Purchaser shall deliver to Seller a balance sheet reflecting the financial condition of the Company as of the close of business on the Closing Date and a calculation of (i) the Closing Date Working Capital and (ii) the Closing Date Miscellaneous Current Liabilities (the “Closing Date Statement”).  The Closing Date Statement shall be prepared in the same manner and on a consistent basis (including the basis of calculation of individual line items and the determination of allowances and reserves) with the March Balance Sheet and the Target Working Capital Calculation (and in the event of any conflict between the accounting practices and methodologies used in preparing the March Balance Sheet as compared to the Target Working Capital Calculation, the accounting practices and methodologies used in preparing the Target Working Capital Calculation shall govern).

(ii)                                  Seller shall have forty-five (45) days from its receipt of such Closing Date Statement to notify Purchaser of any objections to any item or items on the Closing Date Statement.  Any such notice shall specify in reasonable detail the item or items in dispute and the amount of any such dispute (a “Disputed Item” or “Disputed Items”).  Any Disputed Item shall be resolved in the manner set forth in Section 1.03(c) below.  Any items that are not disputed in accordance with the foregoing shall be deemed accepted by Seller and shall be final and binding.  Purchaser shall cause the Company, the Company Subsidiaries and their respective employees to provide Seller with reasonable access at all reasonable times to the personnel, property, books and records of the Company Group Business for purposes of permitting the timely and accurate review of the Closing Date Statement.

(iii)                               If (A) Seller does not deliver to Purchaser its objections in writing to the Closing Date Statement within forty-five (45) days of its receipt of such statement, (B) Seller acknowledges in writing that the Closing Date Statement is accurate or (C)

Purchaser and Seller resolve all Disputed Items in accordance with Section 1.03(c) below, then the Closing Date Statement shall be final, binding and conclusive on all parties.

(c)                                  Negotiation; Arbitration.  If Seller notifies Purchaser of any Disputed Items in accordance with Section 1.03(b)(ii) above, Purchaser and Seller shall cooperate with each other and negotiate in good faith to resolve any Disputed Items during the period of thirty (30) days following the date on which Seller provides Purchaser notice that a dispute exists (the “Negotiation Period”).  If Purchaser and Seller are unable to resolve any Disputed Items during the Negotiation Period, then Seller’s independent accounting representative, Deloitte & Touche (“D&T”), and Ernst & Young LLP (“E&Y”), Purchaser’s independent accounting representative shall endeavor in good faith to resolve any Disputed Item(s).  In the event that D&T and E&Y are unable to resolve the Disputed Item(s) within thirty (30) days, Seller and Purchaser shall together, within ten (10) business days thereafter, appoint a representative from an independent, internationally-recognized accounting firm (other than D&T or E&Y) that has not done more than a de minimis amount of work for the submitting party within the preceding two (2) years to arbitrate the dispute (the “Arbitrator”).  Seller and Purchaser shall, within the next twenty (20) days thereafter, present their positions with respect to the Disputed Item(s) to the Arbitrator together with such other materials as the Arbitrator deems appropriate.  The Arbitrator shall, after the submission of the evidentiary materials, submit its written decision on each Disputed Item to Seller and Purchaser.  In resolving any Disputed Item, the Arbitrator may not assign a value to any particular item greater than the greatest value for such item claimed by Purchaser or Seller or less than the smallest value for such item claimed by Purchaser or Seller, in each case as presented to the Arbitrator.  Any determination by the Arbitrator with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement.  Except as specifically set forth to the contrary in this Section 1.03(c) or specifically agreed to by the parties in writing, the Arbitrator shall comply with, and the arbitration shall be conducted in New York, New York in accordance with, the commercial arbitration rules of the American Arbitration Association (“AAA”) as in effect for commercial arbitrations conducted in Manhattan by the AAA.  Seller and Purchaser agree that the cost of the Arbitrator shall be borne one-half (½) by Seller and one-half (½) by Purchaser.

(d)                                 Effect of Deficiency/Excess.

(i)                                     “Deficiency” shall mean the amount, if any, by which the Closing Date Working Capital as set forth on the Closing Date Statement as modified as a result of the final resolution of any Disputed Items is less than (i.e., more negative than) $(16,191,000) (the “Target Working Capital”).

(ii)                                  “Excess” shall mean the amount, if any, by which the Closing Date Working Capital as set forth on the Closing Date Statement as modified as a result of the final resolution of any Disputed Items is greater than (i.e., less negative than) the Target Working Capital; provided that, for purposes of Section 1.03(d)(iii), 1.03(e) and 1.03(f), the amount of the Excess shall not exceed an amount equal to $3,000,000.

(iii)                               The Base Purchase Price shall be reduced dollar-for-dollar by the amount of the Deficiency, if any, or increased dollar-for-dollar by the amount of the

Excess, if any.  In addition, the Base Purchase Price, as so adjusted in accordance with the immediately preceding sentence, shall be subject to an additional adjustment whereby it shall be reduced by the amount, if any, by which the Closing Date Miscellaneous Current Liabilities set forth on the Closing Date Statement, as modified as a result of the final resolution of any Disputed Items, is greater than $27,232,000 (such excess amount, the “Additional Miscellaneous Current Liabilities Amount”).

(e)                                  Resolution of Deficiency/Excess.  If it is finally determined pursuant to the provisions of this Section 1.03 that there is a Deficiency or an Additional Miscellaneous Current Liabilities Amount, then within ten (10) days after all Disputed Items with respect thereto have been resolved, Seller shall pay to Purchaser the amount of such Deficiency and/or Additional Miscellaneous Current Liabilities Amount.  If it is finally determined pursuant to the provisions of this Section 1.03 that there is an Excess, after taking into account any Additional Miscellaneous Current Liabilities Amount which may apply, then within ten (10) days after all Disputed Items with respect thereto have been resolved, Purchaser shall pay to Seller the amount of such Excess.

(f)                                    Payment.  All amounts payable pursuant to Section 1.03(e) above, if any, shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser or Seller, as the case may be, within ten (10) days after the final determination thereof and shall be accompanied by a payment of simple interest thereon calculated at the annual rate of 3% (assuming a 360 day year) from the Closing Date to the actual date of payment.

(g)                                 After the final determination of the Closing Date Working Capital and Closing Date Miscellaneous Current Liabilities pursuant to this Section 1.03, no party shall have the right to make any claims against any other party hereto in respect of any element of the Closing Date Working Capital and Closing Date Miscellaneous Current Liabilities that such party raised, or could have raised, in the process for finally determining the Closing Date Working Capital and Closing Date Miscellaneous Current Liabilities set forth in this Section 1.03; provided that this Section 1.03(g) shall not be deemed to limit the parties respective rights to indemnification for breach of this Agreement under Article VII hereof or indemnification under Article VIII hereof.

ARTICLE II

CLOSING

SECTION 2.01.                 Date of Closing.  (a) The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York (or such other place as the parties mutually agree), at a time and on a date agreed to by the parties, which date shall be not more than five (5) business days following the later of the date on which (i) the conditions set forth in Section 6.01 below have been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing) and (ii) Parent has delivered to Purchaser the Required Financial Information; provided, however, that the Closing shall not occur until the later of the date that is (x) 20 business days after the mailing of the Information Statement to Parent’s stockholders and

(y) 45 calendar days after the date of this Agreement.  For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 12:01 a.m. on the Closing Date.  The actual time and date of Closing are referred to herein as the “Closing Date.”

(b)                                 At the Closing:  (i) the parties shall execute and deliver to each other the documents referred to in Sections 6.02 and 6.03 hereof; and (ii) Purchaser shall deliver to Seller the Base Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Parent jointly and severally represent and warrant to Purchaser as follows:

SECTION 3.01.                 Organization and Authority.  Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to enter into this Agreement, the transition services agreement substantially in the form of Exhibit A hereto (the “Transition Services Agreement”) and the other agreements executed and delivered in connection with this Agreement (the Transition Services Agreement and such other agreements, collectively, the “Additional Agreements”) to which it is a party, and to carry out the transactions contemplated hereby and thereby.  The Company is in good standing and qualified to do business in each jurisdiction where the nature of its businesses requires such qualification except where the failure to so be in good standing or to be so qualified would not have a Material Adverse Effect.  A “Material Adverse Effect” shall mean any event, change or occurrence after the date of this Agreement that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company Group Business, taken as a whole, excluding any such effects arising out of or resulting from (i) changes in general economic, financial market or geopolitical conditions which changes do not affect the Company Group Business disproportionately relative to other similarly situated entities operating in the media or publishing industries, (ii) general changes or developments in the media or publishing industries which changes do not affect the Company Group Business disproportionately relative to other similarly situated entities operating in such industries, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or any of the Company Subsidiaries to the extent due to the announcement and performance of this Agreement or the identity of Purchaser, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof after the date of this Agreement, or (v) any outbreak or escalation of hostilities or war or any act of terrorism.

SECTION 3.02.                 Capitalization of the Company and Title to Shares.  (a) The authorized capitalization of the Company consists of 1,000 shares of Common Stock, par value $0.01 per share, of which the Company Shares are the only issued and outstanding securities.

The Company Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights.  Except as set forth on Schedule 3.02, there are not outstanding: (i) any options, warrants or other rights to purchase any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of capital stock of the Company; (iii) any other commitments of any kind to which the Company is a party, or by which the Company is bound, for the issuance of any additional securities.

(b)                                 Except as set forth on Schedule 3.02, Seller has good and valid title to the Company Shares free and clear of any lien, claim, charge, encumbrance, mortgage, pledge or security interest of any kind (“Lien”), and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claims.  As of the Closing, Seller will have good and valid title to the Company Shares, free and clear of all Liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of the Company Shares.

SECTION 3.03.                 Company Subsidiaries.  (a)  Schedule 3.03(a) (i) lists each of the Company Subsidiaries as of the date of this Agreement and (ii) contains a complete and accurate diagram showing the ownership structure that exists as of the date hereof and that will exist as of the Closing Date.

(b)                                 The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries (the “Subsidiary Shares”), other than 19.9% of the issued and outstanding shares of capital stock of Automotive.com which are specified in Schedule 3.03(b) (the “Automotive.com Remaining Shares”).  The Subsidiary Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights.  There are not outstanding: (i) any options, warrants or other rights to purchase any capital stock of any Company Subsidiary; (ii) any securities convertible into or exchangeable for shares of capital stock of any Company Subsidiary; or (iii) any other commitments of any kind to which any Company Subsidiary is a party, or by which it is bound, for the issuance of any additional securities.

(c)                                  Except as set forth on Schedule 3.03(c), the Company has good and valid title to the Subsidiary Shares free and clear of any Liens and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claims.  As of the Closing, the Company will have good and valid title to the Subsidiary Shares, free and clear of all Liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of the Subsidiary Shares.

(d)                                 Other than the Company Subsidiaries, as of the Closing Date the Company will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company or other entity.

SECTION 3.04.                 Authorization of Agreement.  The execution, delivery and performance by each of Parent and Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by Parent and Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Parent and Seller, subject to filing with the Securities and Exchange Commission and mailing to the stockholders of Parent an information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder regarding the transactions (the “Information Statement”), and the passage of 20 business days after such mailing.  Each of Parent and Seller has duly executed and delivered this Agreement and has, or at Closing will have, duly executed and delivered the Additional Agreements to which it is a party, and this Agreement constitutes, and each Additional Agreement to which it is a party constitutes, or at Closing will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

SECTION 3.05.                 No Conflicts.   Except as set forth on Schedule 3.05, assuming compliance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (collectively, “Foreign Antitrust Laws”), neither the execution, delivery or performance of this Agreement or any of the Additional Agreements to which it is a party, nor the consummation by Parent or Seller of the transactions contemplated hereby or thereby, nor compliance by Parent or Seller with the terms and provisions hereof or thereof, will (i) conflict with the certificate of incorporation, by-laws, or other valid instrument of creation, formation, or organization (“Formation Documents”), as the case may be, of any of Parent, Seller, the Company or the Company Subsidiaries, (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which any of Parent, Seller, the Company or the Company Subsidiaries is a party or by which any of the foregoing is bound; (iii) constitute a violation by any of Parent, Seller, the Company or Company Subsidiaries of any law, statute, judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to any of the foregoing, the Company Shares or the Subsidiary Shares; or (iv) result in the creation of any Lien upon any of the Company Shares or the Subsidiary Shares; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not have a Material Adverse Effect.

SECTION 3.06.                 No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement or any of the Additional Agreements, except for (a) filings required under the HSR Act, (b) filings required under any Foreign Antitrust Laws solely as a result of the status, assets or operations of Purchaser or any of its affiliates, and (c) any order, permission, consent, approval, license, authorization, registration, validation, filing, notice or exemption the failure of which to obtain or make would not reasonably be expected to (i) prevent, impede or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or (ii) result in any material fine or penalty on Purchaser, the Company or the Company Subsidiaries following the Closing Date.

SECTION 3.07.                 Compliance with Laws.  The Company and each Company Subsidiary is in compliance with all applicable statutes, laws, rules, regulations, orders and ordinances of any governmental authority, as such laws apply to the Company and each Company Subsidiary, respectively, except such as would not have a Material Adverse Effect.  None of the Company, Company Subsidiaries or Seller has received any written notice that any investigation regarding any violations of applicable laws by the Company or any Company Subsidiary by a governmental authority of the Company or any Company Subsidiary is pending or, to the knowledge of any of the Company, Company Subsidiaries or Seller, threatened.  This Section 3.07 does not relate to matters with respect to Taxes, which are the subject of Article VIII.

SECTION 3.08.                 Permits.  Except as would not have a Material Adverse Effect, (i) the Company and each Company Subsidiary possesses all certificates, licenses, permits, authorizations and approvals from any court or governmental authority (“Permits”) necessary to enable it to own, lease, operate or use its properties or assets and to carry on the Company Group Business as presently conducted, and the Company and each Company Subsidiary is in compliance with the terms and conditions thereof, and (ii) none of such Permits would reasonably be expected to be subject to suspension, modification, revocation, or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Section 3.08 does not relate to Environmental Matters, which are the subject of Section 3.21.

SECTION 3.09.                 Litigation.  There are no actions, suits, inquiries, proceedings or investigations pending or, to Seller’s knowledge, threatened in writing before any court or governmental or administrative body or agency (a) against the Company or any of the Company Subsidiaries which, if decided adversely to the Company or any of the Company Subsidiaries, individually or in the aggregate, would materially limit the ability of the Company and the Company Subsidiaries, taken as a whole, to conduct the Company Group Business substantially as heretofore conducted or (b) against Seller relating to the transactions contemplated by this Agreement or the Additional Agreements.  There are no actions, suits, inquiries, proceedings or investigations pending or, to Seller’s knowledge, threatened in writing before any court or governmental or administrative body or agency against the Company or any of the Company Subsidiaries which, if decided adversely to the Company or any of the Company Subsidiaries, individually or in the aggregate, would have a Material Adverse Effect.

SECTION 3.10.                 No Brokers.  Neither Parent nor Seller has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement for which the Company or any of the Company Subsidiaries is or will become liable.

SECTION 3.11.                 Organization and Authority of Company and Company Subsidiaries.  The Company and each of the Company Subsidiaries are business organizations duly organized, validly existing and in good standing under the laws of each of their respective states of incorporation and has the full corporate power and authority to carry on its business as currently conducted.

SECTION 3.12.                 Financial Statements.  Attached as Schedule 3.12 are: (a) the audited combined statements of income (including the supporting materials thereto) of the Company for each of the years ended December 31, 2004, December 31, 2005 and December 31, 2006; (b) the audited combined balance sheets of the Company as of December 31, 2005 and December 31, 2006 (such financial statements referred to in the foregoing clauses (a) and (b), the “Audited Financial Statements”), together with the audit report of D&T attached thereto, and (c) an unaudited combined balance sheet of the Company as of March 31, 2007 and the related unaudited combined statement of profit and loss of the Company for the three-month period ended March 31, 2007 (such financial statements referred to in this clause (c), the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 3.12, the Financial Statements have been prepared from books and records maintained by the Company consistent with past practice and in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered by each such statement (except as indicated in the notes thereto), and fairly present, in all material respects, the financial condition of the Company as of the respective dates and the results of operations of the Company for the respective periods then ended, as applicable, subject to, in the case of the Unaudited Financial Statements, the absence of notes, schedules, normal year-end adjustments and other presentation items.

SECTION 3.13.                 Undisclosed Liabilities.  Except for the liabilities: (a) disclosed or reflected, or reserved or accrued for, in the Financial Statements; (b) of a type which are the subject matter of any other representation (without regard to specific exclusions from such representation) in this Article III or in Article VIII; or (c) incurred in the ordinary course of business consistent with past practice since December 31, 2006 which would not have a Material Adverse Effect, the Company is not subject to any liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, which would have a Material Adverse Effect.

SECTION 3.14.                 Intellectual Property.  (a)  For purposes hereof, “Intellectual Property Rights” shall mean all intellectual property rights, including all (i) patents, (ii) trademarks, service marks, trade names, corporate names, domain names, trade dress, logos and other source indicators, together with the goodwill symbolized thereby (“Trademarks”), (iii) copyrights and works of authorship (including software) and (iv) trade secrets and confidential information.  The material patents and material Trademarks owned by the Company and each Company Subsidiary as of the date of this Agreement are listed on Schedule 3.14(a).

(b)                                 Except as disclosed in Schedule 3.14(b), or as would not have a Material Adverse Effect, (i) the Company and the Company Subsidiaries own, or possess the right to use all Intellectual Property Rights necessary to conduct the Company Group Business in all material respects as currently conducted and none of such rights shall be limited or restricted by the consummation of the transactions contemplated by this Agreement; (ii) to Seller’s knowledge, no third party is infringing or violating its Intellectual Property Rights or breaching any contract with respect to Intellectual Property Rights; (iii) there is no infringement or violation by the Company or any Company Subsidiary of the Intellectual Property Rights of any third party by the conduct of the Company Group Business as currently conducted; and (iv) the Company has taken all reasonable measures to protect and preserve the validity and enforceability of its material Intellectual Property Rights and the goodwill associated therewith.

SECTION 3.15.                 Contracts and Commitments.  (a) Schedule 3.15 lists, as of the date of this Agreement: (i) all contracts or commitments whether written or oral that require the expenditure of, or involve the receipt of, more than $250,000 in any consecutive twelve month period after the date of this Agreement by the Company or any Company Subsidiary, other than those terminable on not more than ninety (90) days notice without penalty; (ii) all agreements for the acquisition or purchase of any assets, businesses, publication or magazine of the Company pursuant to which the Company or any Company Subsidiary would be obligated to pay any earn-out, additional purchase price or similar payment obligation in excess of $250,000 in the aggregate; (iii) all agreements governing long term indebtedness for borrowed money in excess of $150,000 or any guarantee thereof to which the Company or any Company Subsidiary is a party; (iv) all material licensing agreements with third parties or other material agreements concerning Intellectual Property to which the Company or any Company Subsidiary is a party; (v) all material real property leases to which the Company or any Company Subsidiary is a party; and (vi) all agreements under which the Company and each Company Subsidiary has agreed to restrict its operations as currently conducted in any material respect in order to refrain from competing with any third party in any product line or geographic area which is material to the Company Group Business (collectively, “Material Contracts”).

(b)                                 None of the Company or any Company Subsidiary is in default, nor to Seller’s knowledge is any other party in default, under any of the Material Contracts, except as would not have a Material Adverse Effect.  To the knowledge of Seller, all of such Material Contracts are in full force and effect and are valid and enforceable against the Company and the Company Subsidiaries, as applicable, in accordance with their respective terms.  As of the date of this Agreement, to the knowledge of the Seller, neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, default under, termination of, or any other material change to, any Material Contract.  Neither the Company nor any Company Subsidiary has waived any material right under any Material Contract.

SECTION 3.16.                 Labor and Employment Matters.  None of the Company nor any Company Subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any of their employees, nor is any such agreement presently being negotiated by the Company or any Company Subsidiary.  As of the date of this Agreement, there has not been (nor has there been since January 1, 2004) any petition filed by any labor organization to represent employees of the Company or any Company Subsidiary.  Except as has not had a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority.  Except as has not had a Material Adverse Effect, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to Seller’s knowledge, threatened in writing against or involving the Company or any Company Subsidiary.

SECTION 3.17.                 Employee Benefits.  (a) Schedule 3.17 lists, as of the date of this Agreement, each:

(i)                                     written employment or severance agreements with any employee of the Company or any Company Subsidiary that has an aggregate future liability in excess of $250,000 and is not terminable by the Company or such Company Subsidiary upon notice of not more than ninety (90) days without penalty (individually, an “Employment Agreement,” collectively, the “Employment Agreements”);

(ii)                                  material “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is covered by ERISA and that is maintained for the benefit of any employee of the Company Group (individually, a “Plan”, collectively, the “Plans”); and

(iii)                               each material written plan or arrangement not subject to ERISA maintained for the benefit of any Company Group Employee which provides for retirement benefits, termination bonuses, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (excluding any agreements or arrangements providing for the payment of transaction bonuses in connection with the consummation of the transactions contemplated by this Agreement, all liability for which is being retained by Parent) (individually, an “Employee Benefit Program”; collectively, the “Employee Benefit Programs”).

(b)                                 Each material Employment Agreement, Plan and Employee Benefit Program has been provided or made available to Purchaser.  Each Plan and Employee Benefit Program has been maintained and administered at all times in compliance with all applicable laws, rules and regulations, including but not limited to ERISA and the Code (as defined hereinafter), applicable to such Plan and Employee Benefit Program, except such failure to comply as would not have a Material Adverse Effect.  All material contributions to all Plans or Employee Benefit Programs required to be paid prior to the Closing have been or will be made.

(c)                                  No “reportable event” (as such term is used in Section 4043 of ERISA), “prohibited transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or “accumulated funded deficiency” (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Plan and there exists no condition or set circumstances which could result in a “reportable event”, except such as would not have a Material Adverse Effect.

(d)                                 None of the Company or any Company Subsidiary, within the six (6) years preceding the date of this Agreement, has contributed to or participated in any pension plan which is a “multi-employer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”).

(e)                                  To the knowledge of Seller, no litigation or administrative or other proceedings involving a Plan or Employee Benefit Program have occurred or have been threatened in writing that would have a Material Adverse Effect.

(f)                                    None of the Company nor any Company Subsidiary has received services from any person whom Company or any of the Company Subsidiaries has treated as an independent contractor or leased employee who should have been treated as a common-law employee, unless such mischaracterizations would not have a Material Adverse Effect.

SECTION 3.18.                 Absence of Certain Changes.  (a)  Except as and to the extent set forth in Schedule 3.18, from December 31, 2006 through the date of this Agreement, none of the Company or any Company Subsidiary has:

(i)                                     incurred any obligations or liabilities of more than $250,000 (whether absolute, accrued or contingent and whether due or to become due) except in the ordinary course of business consistent with past practice;

(ii)                                  written off as uncollectible any notes or accounts receivable, or any portion thereof in excess of $150,000, except in the ordinary course of business consistent with past practice;

(iii)                               sold or transferred any properties or assets, whether real, personal, fixed, tangible or intangible, for aggregate consideration in any single transaction or series of related transactions in excess of $500,000;

(iv)                              made any change in any accounting practice, principle, policy or method, except as required by law or a change in accounting standards that are material to the Company or any Company Subsidiary, individually or in the aggregate;

(v)                                 reduced insurance coverage in any manner that is materially adverse to the Company or any Company Subsidiary, individually or in the aggregate;

(vi)                              other than any agreements or arrangements providing for the payment of transaction bonuses in connection with the consummation of the transactions contemplated by this Agreement, all liability for which is being retained by Parent, (A) entered into any Employment Agreement (or any amendment to any such existing Employment Agreement), (B) granted or provided for severance or termination payments or benefits to any director or officer of the Company or employee, independent contractor or consultant of the Company or any Company Subsidiary, except for grants or provisions for such payments or benefits in the ordinary course of business consistent with past practice, (C) increased (or committed to increase) the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary, except for increases in the ordinary course of business consistent with past practice, (D) accelerated the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director or officer of the Company or any Company Subsidiary, (E)  established or adopted any new arrangement that would be a Plan or Employee Benefit Program or would terminate or materially amend any existing Plan or Employee Benefit Program (other than changes necessary to comply with applicable law); or

(vii)                           agreed, whether in writing or otherwise, to take any action referred to in this Section 3.18 in the future.

(b)                                 Since December 31, 2006, there has not been a Material Adverse Effect.

SECTION 3.19.                 Transactions with Affiliates.  Except as set forth on Schedule 3.19, there are no material contracts, commitments or agreements (other than this Agreement and the Additional Agreements) between the Company or any of the Company Subsidiaries, on the one hand, and Parent, Seller or any affiliate, officer or director of Parent or Seller (other than the Company or any of the Company Subsidiaries), on the other hand.

SECTION 3.20.                 Insurance.  The Company and Company Subsidiaries have in force policies of insurance with reputable insurance companies or associations in amounts and with retentions and deductibles and covering such risks as are, in Seller’s reasonable judgment, in accordance with reasonable business practices.  Except as set forth on Schedule 3.20, there is no claim in excess of $250,000 by the Company or any Company Subsidiary pending under any such policies.  Such policies shall not be available to the Company or any Company Subsidiary after the Closing Date.

SECTION 3.21.                 Environmental Matters.  (a) Except as set forth in Schedule 3.21(a), none of the Company or any Company Subsidiary has, within the two year period prior to the date of this Agreement, engaged in any operation upon real property leased or owned by the Company or any Company Subsidiary for the purpose of the handling, manufacture, treatment, storage, use or generation of any Hazardous Materials (as hereinafter defined), except for such quantities handled, manufactured, treated, stored, used or generated in connection with the normal operation and maintenance of such property in the ordinary course of the Company Group Business and except for such activity as would not have a Material Adverse Effect.

(b)                                 None of the Company or any Company Subsidiary is a party to any litigation in which it is alleged, nor, to Seller’s knowledge, has received written notice of any allegation, that it or any of its assets is subject to any liability or clean-up obligation under any Environmental Law arising out of or relating to any discharge, or the storage, handling or disposal, of any Hazardous Material that would have a Material Adverse Effect.

(c)                                  The Company and each Company Subsidiary is in compliance with all Environmental Laws (as hereinafter defined) relating to its leased or owned real properties, except as would not have a Material Adverse Effect.  Except as would not have a Material Adverse Effect, within the two year period prior to the date of this Agreement, none of the Company or any Company Subsidiary has received any written communication relating to any of its owned or leased real property, from any governmental authority alleging that the Company or any Company Subsidiary is not in such full compliance.

(d)                                 “Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of the environment (including, ambient air, surface water, groundwater, land surface or subsurface strata), including, such laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials into the environment.

(e)                                  “Hazardous Materials” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant or infectious waste, or words of similar import, pursuant to any Environmental Laws, or chemicals, wastes or compounds that are otherwise subject to regulation, control or remediation under the

Environmental Laws, and includes without limitation asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and chemicals which may cause cancer or reproductive toxicity.

SECTION 3.22.                 Property; Title to Assets.  (a) The Company and each Company Subsidiary has good and marketable title to, or a valid and binding leasehold interest in, the material personal property pertaining to its business, except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, free and clear of all Liens, except (i) as disclosed in the Financial Statements; (ii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due; (iv) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (v) other liens, charges or other encumbrances which do not materially detract from the value or impair the use of the property or asset subject to such lien, charge or other encumbrance.

(b)                                 Schedule 3.22(b) contains a true and complete list, as of the date of this Agreement, of all leases, subleases or other agreements under which the Company and each Company Subsidiary, as applicable, is lessee or sublessee, and which provide for annual payments in excess of $150,000.  To the knowledge of Seller, all such real property leases are valid and in full force and effect.  None of the Company or any Company Subsidiary, nor, to the knowledge of Seller, any other party to any such real property lease, is in breach of any term or provision thereof except as would not have a Material Adverse Effect.

(c)                                  Except as set forth on Schedule 3.22(c), as of the Closing, other than assets or services to be provided pursuant to the Transition Services Agreement, (i) the Company Group shall have title to all of the assets necessary to conduct the Company Group Business in all material respects as it has been conducted during the period ended December 31, 2006, and (ii) there will be no assets of any kind used exclusively in the conduct or administration of the Company Group Business that will not be owned by an entity within the Company Group.

SECTION 3.23.                 No Barter Receivables or Obligations.  As of the date of this Agreement there are no material “barter” agreements relating to the Company or any Company Subsidiary, and none of the Company or any Company Subsidiary is liable for any outstanding material barter obligations relating to the Company, or is the owner of any outstanding material barter receivables.

SECTION 3.24.                 Advertisers.  Schedule 3.24 sets forth for the calendar years ended December 31, 2004, December 31, 2005 and December 31, 2006 for the Company and each Company Subsidiary, if applicable, the top thirty (30) advertisers of the Company Group Business and the amounts spent in each of such periods by such advertisers.  No such advertiser has given written notification to Seller, the Company or any Company Subsidiary of its intent to cancel, terminate, materially decrease or otherwise suspend such relationship.

SECTION 3.25.                 Circulation and Distribution.  The representations and statements contained in the statements submitted by Parent to the Audit Bureau of Circulation in connection with the most recent annual audit reports for the publications produced and/or published by the Company Group Business were properly prepared and accurately reflect the circulation results for such publications.  Sellers have made available to Purchaser true, correct and complete copies of such audit reports.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

SECTION 4.01.                 Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full corporate power and authority to enter into this Agreement and the Additional Agreements to which it is a party, and to carry out the transactions contemplated hereby and thereby.

SECTION 4.02.                 Authorization of Agreement.  The execution, delivery and performance by Purchaser of this Agreement and the Additional Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and stockholder action of Purchaser.  This Agreement has been, and the Additional Agreements to which it is a party have been, or at Closing will have been, duly executed and delivered by Purchaser and this Agreement constitutes, and each Additional Agreement to which it is a party constitutes, or at Closing will constitute, a legal, valid and binding obligation of Purchaser, enforceable in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

SECTION 4.03.                 No Conflicts.  Assuming compliance with the notification requirements of the HSR Act and the applicable requirements of Foreign Antitrust Laws, neither the execution, delivery or performance of this Agreement or any of Additional Agreements to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will: (i) conflict with the Formation Documents of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Purchaser; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration, of performance which, taken as a whole, would not reasonably be expected to prevent, impede or materially delay

Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party.

SECTION 4.04.                 No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement or any of the Additional Agreements to which it is a party, except for (a) filings required under the HSR Act, (b) filings required under any Foreign Antitrust Laws solely as a result of the status, assets or operations of the Company Group and (c) any order, permission, consent, approval, license, authorization, registration, validation, filing, notice or exemption the failure of which to obtain or make would not reasonably be expected to (i) prevent, impede or materially delay Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or (ii) result in any material fine or penalty on Parent or Seller following the Closing Date.

SECTION 4.05.                 Litigation.  There are no actions, suits, inquiries, proceedings or investigations pending, or, to Purchaser’s knowledge, threatened before any court or governmental or administrative body or agency against Purchaser relating to the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or that would reasonably be expected to prevent, impede or materially delay Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party.

SECTION 4.06.                 No Brokers.  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement for which Parent or Seller is or will become liable.

SECTION 4.07.                 Investment Purpose.  (a) Purchaser is purchasing the Company Shares for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the Securities Act of 1933, as amended (the “Securities Act”), and all other applicable securities laws, rules or regulations.

(b)                                 Purchaser acknowledges that none of the Company Shares have been registered under federal law or qualified under state law, but rather have been offered for sale in accordance with certain exemptions under applicable law and that the Company Shares may not be resold by it unless they are subsequently registered or qualified under applicable law, or an exemption from registration and qualification is then available.

(c)                                  Purchaser is not an underwriter, as such term is defined under the Securities Act, and is purchasing the Company Shares solely for investment, with no present intention to distribute any such shares to any person, and Purchaser will not sell or otherwise dispose of the Company Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

SECTION 4.08.                 Purchaser’s Examination.  (a) Purchaser is not relying on any forecasted operating results or budgets of the Company or any Company Subsidiary prepared by or on behalf of Seller; and

(b)                                 Purchaser acknowledges and agrees that no representation or warranty has been or is being made by Seller except as expressly set forth in this Agreement and that no representation or warranty is being made by Seller as to the future operations or prospects of the Company or any Company Subsidiary and Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Company Shares and the assets and the business of the Company and the Company Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.  Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller set forth in Article III (as modified by the Schedules hereto, as supplemented and amended in accordance herewith).  Purchaser further represents that neither the Seller nor any of its affiliates nor any other person has made any representation or warranty, as to the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries, the Company Group Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Seller or any of its affiliates or any other person will have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any memoranda or materials distributed on behalf of Seller relating to the Company or any of the Company Subsidiaries or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Company and the Company Subsidiaries and the transactions contemplated hereby.

SECTION 4.09.                 Financial Ability.  (a) The Purchaser has received a binding commitment letter from Citigroup Global Markets Inc., a copy of which is attached in Purchaser Schedule 4.09 (the “Commitment Letter”), to lend the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement (the “Financing”).

(b)                                 Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letter, will provide Purchaser with funds sufficient to enable it to consummate the transactions contemplated by this Agreement.  The Commitment Letter, in the form so delivered, is valid and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Commitment Letter.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as specifically set forth in the Commitment Letter.  As of the date of this Agreement, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis.  Purchaser has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date of this Agreement.  Purchaser shall have at the Closing proceeds in connection with the Financing in an amount sufficient to enable it to consummate the transactions contemplated by this Agreement.

ARTICLE V

FURTHER AGREEMENTS OF THE PARTIES

SECTION 5.01.                 Expenses.  Except as expressly provided herein, Purchaser and Seller shall bear their own respective expenses incurred in connection with the negotiation and preparation of this Agreement and the Additional Agreements, making any governmental filings (except the filing fee payable pursuant to the HSR Act which shall be borne by Purchaser) required to consummate the transactions contemplated hereby and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements except as may otherwise be provided herein.

SECTION 5.02.                 Resignations.  On the Closing Date, Seller shall cause all directors of the Company to resign and shall cause any officers of Company who are also officers of any other Affiliate of Seller to resign as officers of the Company.

SECTION 5.03.                 Employees.  (a) Purchaser shall, commencing on the Closing Date, (i) employ each employee of the Company Group (individually, a “Company Group Employee”, collectively, the “Company Group Employees”) who is an employee of the Company Group Business immediately prior to the Closing at no less than the wage or salary, commission and bonus opportunity as in effect for such employee immediately prior to the Closing Date and (ii) provide each Company Group Employee with the opportunity to participate in employee benefits plans and programs that are at least as beneficial as those in effect prior to Closing for such Company Group Employee; provided that nothing herein shall limit the right of Purchaser to terminate any Company Group Employee after the Closing Date.  Following the Closing, Purchaser shall pay, at such time as bonuses are paid to employees of Purchaser and its subsidiaries in the ordinary course of business, to the Company Group Employees bonuses and other compensation (which shall include all amounts in respect of accrued bonuses and other compensation included as Closing Date Liabilities in the calculation of the Closing Date Working Capital, as finally determined pursuant to Section 1.03) in respect of the year ended December 31, 2007 to the extent only that such Company Group Employees, or any of them, are employed by the Purchaser and its subsidiaries (including the Company Group) at the date such payments are to be made and such bonuses and other compensation have been earned in accordance with the Plans and Employee Benefit Programs of the Company and its Subsidiaries as applied by Purchaser and it Subsidiaries following the Closing Date; provided, however, that in any event Purchaser shall maintain through December 31, 2007, the Company’s Executive Incentive Compensation Plan as currently in existence.

(b)                                 Purchaser shall, as to all Company Group Employees, cause its insurance carriers and benefit plan administrators or trustees to:  (i)  recognize service with the Company Group (and any predecessors or subsidiary of Seller) prior to Closing (“Prior Service”) for purposes of eligibility to enroll in Purchaser’s welfare plans (e.g. its life, medical, dental, accident, disability, flexible spending and similar benefit plans); and (ii) provide each Company Group Employee with credit under its medical and dental plans for payments made under the corresponding Plan or Employee Benefit Program in satisfying any deductible or out-of-pocket limit requirements (and Parent shall further cause to be transferred to Purchaser’s flexible spending account those amounts which represent the debit and credit balances of the Company Group Employees under Parent’s flexible spending account as of Closing).

(c)                                  Purchaser shall recognize Prior Service for all Company Group Employees for purposes of determining entitlement to vacation and sick leave as employees under its applicable vacation and sick leave policies.  Purchaser shall recognize Prior Service for purposes of determining entitlement to and the amount of any severance benefits which may be payable by Purchaser to any Company Group Employee.  Purchaser shall pay to any Company Group Employee who has a written agreement regarding severance the amount set forth therein in accordance with its terms or, in the absence of a written agreement with such Company Group Employee, for a period of one (1) year from the Closing Date, Purchaser shall provide to any Company Group Employee that is terminated without cause by his or her employer, severance payments and benefits that are no less favorable than those provided under the practices of the Company Group as set forth on Schedule 3.17.

(d)                                 Purchaser shall recognize Prior Service for all Company Group Employees for purposes of eligibility and vesting, but not for benefit accrual, under each benefit program that provides pension, savings, or other deferred benefits which is adopted, maintained, or contributed to by Purchaser or any of its affiliates to the extent Company Group Employees participate or are eligible for participation after the Closing.

(e)                                  Purchaser agrees to assume the obligations to continue to provide to former employees of the Company Group and their dependents, or dependents of employees of the Company Group prior to the Closing, health care benefits in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)                                    Purchaser agrees to assume the obligation to pay the administrator of any self-insured group health plan in which the Company Group participates (a “Welfare Plan”) those expenses incurred by Company Group Employees prior to the Closing Date to the extent such expenses are reimbursable under the Welfare Plans, for purposes of reimbursing the Company Group Employees in respect thereto.

(g)                                 Purchaser shall not cause or direct, for a period commencing on the Closing Date and ending ninety days thereafter, any “employment losses” that would result in any “plant closing” or “mass layoff”, as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility or operating unit of or any Company Group Employee, without complying with all provisions of WARN.

(h)                                 Except as expressly set forth herein, nothing herein shall (i) require Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries following the Closing Date) to continue any particular Plan or Employee Benefit Program of the Company and the Company Subsidiaries or prevent the amendment or termination thereof in accordance with the terms thereof or (ii) require Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries following the Closing Date) to continue to employ any particular Company Group Employee following the Closing Date.  Except as expressly set forth in Section 5.03(a) with respect to the Company’s Executive Incentive Compensation Plan,

no provision of this Agreement shall be construed as prohibiting or limiting the ability of Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries following the Closing Date) to amend, modify or terminate any Plan or Employee Benefit Program of the Company and the Company Subsidiaries in accordance with the terms thereof following the Closing Date.  Nothing in this Section 5.03 shall confer any rights or remedies of any kind or description upon any Company Group Employee, or their respective successors and assigns.

SECTION 5.04.                 Reasonable Best Efforts; Further Assurances.

(a)                                  During the period commencing on the date of execution of this Agreement and continuing until the Closing Date, Purchaser and Seller shall use their respective reasonable best efforts to consummate the transactions contemplated by this Agreement.  Each of Purchaser and Seller shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including using reasonable best efforts to (i) obtain any consents from any party to any Material Contract which is required in connection with the transactions contemplated hereby, provided that such obligation shall not require the expenditure of money by Seller other than immaterial expenses incurred in the ordinary course of obtaining such consents and (ii) cause the assets used exclusively in the conduct or administration of the Company Group Business (including the agreements listed on Schedule 5.04) to be assigned or otherwise transferred, without cost, to the Company prior to the Closing.  In the event that required consents from third parties are not obtained and Parent or a subsidiary of Parent, as applicable, is unable to assign or transfer to the Company, at or prior to the Closing, certain contracts (including any of the agreements listed on Schedule 5.04), or any such attempted assignment would adversely affect the rights of Parent or a subsidiary of Parent, as applicable, or the Company thereunder, then such contracts will remain with Parent or such subsidiary, as applicable, Parent and Purchaser shall continue to cooperate and use all reasonable commercial efforts following the Closing to obtain such consents (provided that such obligation shall not require the expenditure of money by Parent or any of its affiliates other than immaterial expenses incurred in the ordinary course of obtaining such consents).  To the extent that any such consents are not obtained, and until the impediments to the assignment of any such contract are resolved, Parent shall use its reasonable commercial efforts following the Closing (provided that such obligation shall not require the expenditure of money by Parent or any of its affiliates other than immaterial expenses incurred in the ordinary course of obtaining such consents) to provide to the Company, at the request of Purchaser, the benefits of such contract and cooperate in any lawful arrangement designed to provide such benefits to the Company.  To the extent that the Company is provided the benefits of any such contract (whether from Parent, Parent’s affiliates or otherwise), the Company shall perform such contract and shall assume the liabilities and obligations thereunder or in connection therewith.  Purchaser agrees to cause the Company to pay, perform and discharge, and Purchaser shall indemnify Parent and its affiliates against and hold Parent and its affiliates harmless from, all liabilities and obligations relating to any such performance or failure to perform by the Company.  In the event of a failure of such indemnity, Parent shall cease to be obligated under this Agreement in respect of such contract which is the subject of such failure.

(b)                                 As promptly as reasonably practicable after the date of this Agreement, Parent and Seller, with the assistance of Purchaser, shall prepare, and Parent shall file with the Securities and Exchange Commission (the “SEC”), a preliminary information statement in form and substance reasonably satisfactory to each of Parent and Purchaser relating to the transactions contemplated by this Agreement.  Purchaser shall cooperate with Parent and Seller in the preparation of the preliminary information statement and the definitive Information Statement and shall furnish to Parent and Seller the information relating to it and its affiliates required by the Exchange Act and the rules and regulations promulgated thereunder.  Parent and Seller agree to use their reasonable best efforts, after consultation with Purchaser, to respond promptly to any comments of the SEC and to cause the Information Statement in definitive form to be mailed to Parent’s stockholders at the earliest practicable time.  Parent shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary information statement or the Information Statement, and Parent and Purchaser shall cooperate in filing with the SEC or its staff, and if required, Parent shall mail to its stockholders, such amendment or supplement.  The Information Statement shall comply as to form in all material respects with all applicable requirements of law.

(c)                                  Parent shall, and shall cause its subsidiaries (including Seller and the Company Group) to, assist and reasonably cooperate with Purchaser in connection with its efforts to enter into definitive financing arrangements, including (i) causing appropriate officers to be available, on a customary basis and on reasonable advance notice, to attend due diligence sessions, meetings, presentations, road shows and sessions with ratings agencies; (ii) assisting with the preparation of materials for rating agency presentations, information and offering memoranda, business projections and financial statements, to the extent relating to the Company Group; provided, however, that, prior to the Closing, any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any of the Company Subsidiaries; and, provided, further, that any such memoranda or prospectuses which contain disclosure and financial statements with respect to the Company or any of the Company Subsidiaries shall reflect Purchaser and/or its subsidiaries (which shall only include the Company or any of the Company Subsidiaries following the Closing) as the obligor(s); (iii) issuing customary representation letters regarding the Company Group to auditors and using commercially reasonable efforts to cause its independent accountants to provide reasonable assistance to Purchaser, including requesting such accountants to provide consent to Purchaser to use their audit reports relating to the Company Group and to prepare and deliver any customary “comfort letters”; (iv) as promptly as reasonably practicable, furnishing Purchaser and its debt financing sources (A) audited combined balance sheets of the Company Group Business for the two fiscal years, and audited statements of income and cash flows of the Company Group Business for the three fiscal years, ended before the Closing Date (in accordance with Regulation S-X and without any qualified audit opinion thereon) and, to the extent available, unaudited combined balance sheets and related statements of income and cash flows of the Company Group Business for each completed fiscal quarter since the date of such audited financial statements in accordance with Regulation S-X (and, to the extent available, for each completed month since the last such quarter) (the items in this Section 5.04(c)(iv)(A) being collectively referred to as the “Required Financial Information”) and (B) any other financial statements, financial data, audit reports and other information relating to the Company Group of the type required by, and in each case in accordance with, Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC as may reasonably be requested by Purchaser and of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act; (v) cooperating in satisfying the conditions set forth in the Commitment Letter (to the extent the satisfaction of such condition requires the cooperation of Parent, Seller and the Company Group); (vi) promptly providing monthly financial statements (excluding footnotes) to the extent reasonably available and prepared by the Company Group in the ordinary course of business generally consistent with past practice; (vii) executing and delivering, as of the Closing Date, any pledge and security documents, other definitive financing documents, or other customary and appropriate certificates or documents contemplated by the Commitment Letter as may be reasonably requested by Purchaser and otherwise reasonably facilitating the pledging of collateral; provided that no obligation of the Company Group under any pledge or security document or any other definitive financing document shall be effective until the Closing Date, subject to the Closing occurring; and (viii) as of the Closing Date, subject to the Closing occurring, taking all corporate actions necessary to authorize the consummation of the financing contemplated by the Commitment Letter; provided that notwithstanding anything in this Agreement to the contrary, none of Parent, Seller, the Company or any of the Company Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing (or Alternative Financing), unless and until, solely with respect to the Company Group, the Closing, or (3) be required to take any action that would unreasonably interfere with the ongoing operations of it or any of its subsidiaries, conflict with or violate its organizational documents or any laws, cause any of its representations or warranties in this Agreement to be breached, cause any condition to closing in Article VI to fail to be satisfied or otherwise cause the breach of this Agreement or any other agreement to which it or any of its subsidiaries is a party.  Parent and Seller will use reasonable best efforts to periodically update any such Required Information to be included in an offering document to be used in connection with such financing so that such required information complies with clause (iv) of the preceding sentence.  Purchaser shall promptly, upon request of Parent, reimburse Parent for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Parent and its subsidiaries (including the Company Group) in connection with the cooperation of Parent and its subsidiaries contemplated by this Section 5.04, and Purchaser shall indemnify and hold harmless Parent and its affiliates and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing or any information used in connection therewith (except with respect to any information provided by or on behalf of Parent, Seller or the Company).

(d)                                 (i)  Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter, including reasonable best efforts to (A) maintain in effect the Commitment Letter, (B) satisfy on a timely basis all conditions applicable to Purchaser to obtaining the Financing, (C) enter into definitive agreements with respect thereto on terms and conditions described in or contemplated by the Commitment Letter (including any “flex” provisions) and (D) consummate the Financing at or prior to the Closing (including by taking enforcement actions against the lenders and other persons providing the Financing to fund such Financing).  Purchaser shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Commitment Letter or any definitive agreements related to the Financing, in each case, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, supplement or other modification to the Commitment Letter that would not involve terms that are materially less beneficial to Purchaser, would not involve any conditions to funding the Financing that are not contained in the Commitment Letter and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement (it being understood that, subject to the requirements of this sentence, such amendment, supplement or other modification of the Commitment Letter may provide for the assignment of a portion of the Financing commitment to additional agents or arrangers and the granting to such persons of approval rights as are customarily granted to additional agents or arrangers).  Upon any such amendment, supplement or modification of the Commitment Letter in accordance with this Section 5.04(d)(i), the term “Commitment Letter” shall mean the Commitment Letter as so amended, supplemented or modified.

(ii)                                  In the event all or any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter for any reason, Purchaser shall use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement which would not involve terms that are materially less beneficial to Purchaser, would not involve any conditions to funding the Financing that are not contained in the Commitment Letter and would not be reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, in the event that (x) all or any portion of the Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Sections 6.01(a) (excluding conditions that by their terms, cannot be satisfied until the Closing shall have been satisfied or waived) and (z) Parent has delivered to Purchaser the Required Financial Information, then Purchaser shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the bridge facilities described in or contemplated by the Commitment Letter (or Alternative Financing obtained in accordance with this Section 5.04(d)) to replace such high yield financing no later than five (5) business days following the date on which the event in the foregoing clause (y) has occurred.

(iii)                               Purchaser shall give the Seller prompt written notice of any breach by any party of the Commitment Letter (or commitments for any Alternative Financing obtained in accordance with this Section 5.04(d)) of which Purchaser becomes aware or any termination of the Commitment Letter (or commitments for any Alternative Financing obtained in accordance with this Section 5.04(d)).  Purchaser shall use its reasonable best efforts to keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing obtained in accordance with this Section 5.04(d)) and provide to Seller copies of all material documents related to the Financing (or Alternative Financing obtained in accordance with this Section 5.04(d)), other than any ancillary agreements subject to confidentiality agreements (except to the extent such agreements contain any conditions to the consummation of the Financing (or Alternative Financing obtained in accordance with this Section 5.04(d)), including any “flex” provisions).

SECTION 5.05.                 Correspondence.  Each party will promptly remit to the other party any correspondence or amounts received by it which properly belong to the other party.

SECTION 5.06.                 Record Retention.  Each party shall maintain the agreements, documents, books, records and files relating to the Company Group (collectively, “Records”) for a period of six (6) years following the Closing Date.  From and after the Closing Date, upon reasonable written notice, except in connection with litigation or threatened litigation between, Purchaser and Seller, the parties shall furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours and upon reasonable prior written notice, Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy, at such persons’ sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any claim or assessment.  The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser or Seller.

SECTION 5.07.                 Regulatory and Other Authorizations.  (a) Each of Purchaser and Seller shall use its reasonable best efforts to obtain all governmental authorizations of all governmental entities that may be or become necessary for its respective execution and delivery of, and the respective performance of its obligations pursuant to, this Agreement.  Purchaser and Seller shall (i) use their reasonable best efforts to file within ten (10) business days after the date of this Agreement their respective Notification and Report Forms under the HSR Act with respect to the transactions contemplated hereby and shall request early termination of the waiting period applicable to such filings under the HSR Act and (ii) use reasonable best efforts to promptly make all necessary filings under any applicable Foreign Antitrust Laws.  Each of Purchaser and Seller agrees to respond as promptly as practicable to any request for additional information or documentary material made pursuant to the HSR Act or Foreign Antitrust Laws.  Purchaser and Seller agree to use their reasonable best efforts to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to expeditiously close the transactions contemplated hereby.  For purposes of this Section 5.07, “reasonable best efforts” of Purchaser shall include promptly (i) opposing any motion or action for a temporary preliminary or permanent injunction against the transaction contemplated by this Agreement and (ii) if Purchaser loses such motion or action for a preliminary or permanent injunction, entering into a consent decree containing Purchaser’s agreement to hold separate and divest the products and assets of the Company Group or Purchaser and its affiliates, as the case may be, as required by any such government entity; provided that any such divestitures would not have a material adverse effect on the business, assets or financial condition of the Company Group, after giving effect to the consummation of the transactions contemplated hereby.

SECTION 5.08.                 Conduct of Business of the Company Group Pending the Closing.  Except for matters (x) set forth in Schedule 5.08, (y) consented to by Purchaser (such consent not to be unreasonably withheld or delayed) or (z) otherwise contemplated by the terms of this Agreement, from the date of this Agreement to the Closing Date, Seller shall cause the Company Group to conduct the Company Group Business in the ordinary course in a manner substantially consistent with past practice; provided, that nothing contained in this Agreement shall be deemed to require the expenditure of funds in a manner inconsistent with past practice or to renew or continue any agreement when such renewal or continuance would not result in commercially reasonable terms.  In addition, except as set forth in Schedule 5.08 or as otherwise contemplated by the terms of this Agreement, Seller shall not permit the Company or any Company Subsidiary to, without the prior approval of Purchaser (such approval not to be unreasonably withheld or delayed):

(a)                                  amend the certificate of incorporation, by-laws or other Formation Documents, as the case may be, of the Company or any Company Subsidiary, or issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock, or issue any options, warrants or other rights to acquire any shares of capital stock;

(b)                                 declare or pay any dividend or make any other distribution to its stockholders (other than dividends or distributions payable in cash) whether or not upon or in respect of any shares of its capital stock provided, however, that (A) dividends and distributions may continue to be made by a Company Subsidiary to the Company or to any wholly-owned subsidiary of the Company; and (B) dividends and distributions of cash may continue to be made by the Company Group to Seller;

(c)                                  sell, transfer, exclusively license or otherwise dispose of or encumber any of the properties, rights or assets pertaining to the Company Group Business, other than (A) any obsolete inventory or equipment which is not material to the Company Group Business or (B) in an aggregate amount not to exceed $1,000,000;

(d)                                 except with respect to endorsement of negotiable instruments in the ordinary course of business, incur, assume or guarantee any indebtedness for borrowed money other than (A) purchase money borrowings that do not exceed an aggregate amount equal to $1,000,000, (B) such guarantees of Parent’s indebtedness as will be released pursuant to Section 5.12(b) or (C) any indebtedness for borrowed money or guarantees thereof, that do not exceed an aggregate amount equal to $1,000,000;

(e)                                  grant any increase in, or accelerate the vesting of, the compensation or benefits (including severance, termination or other similar payments) of officers or employees of the Company Group except for increases (i) in the ordinary course of business consistent with past practice except with respect to employees who are senior executive officers of the Company Group Business or (ii) as required by any Employment Agreement, Employee Benefit Program, Plan or applicable law.

(f)                                    make any change in any method of accounting or accounting practice or policy other than those required or permitted by GAAP or required by applicable law;

(g)                                 acquire by merging or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material to the Company any Company Subsidiary, individually or in the aggregate;

(h)                                 enter into or materially amend any Material Contract; or

(i)                                     agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 5.09.                 No Disclosure.  Each of Purchaser and Seller agree that, prior to the Closing, it shall not make any public announcement or issue any press release in connection with the transactions contemplated hereby, except as provided in this Section 5.09 and except if Purchaser or Seller (i) is ordered to make such disclosure by a court of competent jurisdiction or (ii) is advised by legal counsel that such disclosure is required under applicable laws or the rules and regulations of any stock exchange upon which Purchaser’s or Seller’s securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.  Purchaser and Seller shall jointly agree upon and approve a press release to be issued on or about the date of this Agreement and/or on or about the Closing Date, as mutually determined by the parties hereto.  Any subsequent press release or public announcement made by either party hereto after approval of any such press release shall be consistent with (including in scope) the mutually agreed upon press release or releases.

SECTION 5.10.                 Transfer Taxes.  Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser.  Seller and Purchaser shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such tax laws.  For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

SECTION 5.11.                 Covenant-Not-to-Compete.  Parent agrees that for a period of three (3) years from and after the Closing Date (the “Non-Compete Period”), Parent shall not and shall cause its subsidiaries not to own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any company or other entity (in each case, a “Competing Entity”), which is primarily engaged in the Company Group Business (“Competing Product Line”).

Notwithstanding the foregoing, Parent and Seller shall be permitted to continue to engage in the type of business engaged in by the Auto Guide division of Seller which is comprised of publishing and distributing free print and online guides containing content, listings and other information with respect to sales of new or used automotive vehicles (the “Auto Guide Business”); provided that Parent and Seller shall not, and shall cause their respective subsidiaries not to, acquire any entity or business that had more than 75% of its consolidated revenues for the twelve month period prior to such acquisition derived from online, consumer-driven lead generation business related to sales of new automotive vehicles.  For a period of two (2) years from the date of this Agreement, Parent agrees and agrees to cause each of its subsidiaries not to hire, solicit for employment, attempt to employ or assist (other than providing references) any other entity in employing or soliciting for employment any officer (including any president, vice president, group manager or senior manager), publisher or editor-in-chief of the Company or any Company Subsidiary as of the Closing Date who is at that time employed by the Company or any Company Subsidiary; provided that Seller may hire any such person who contacts it on his or her own initiative without any solicitation by or encouragement from Seller (and a general solicitation by public advertisement shall not constitute direct or indirect solicitation for purposes of this paragraph).

SECTION 5.12.                 Guarantees, Joint Obligations.  (a)  Purchaser and Seller agree that (i) as soon as practicable after the Closing Date they shall use their respective reasonable commercial efforts (without any expenditure of monies) to have Parent, Seller or any of their subsidiaries released from all guarantees of the obligations of the Company or any Company Subsidiary to any third party and (ii) Purchaser shall be solely responsible for the breach of any such guaranteed obligations following the Closing Date solely to the extent that such breach arises from the conduct of the Company Group Business from and after the Closing Date.  In the event Seller and Purchaser are unable to obtain the release of any such guarantee, Purchaser shall indemnify and hold harmless Parent, Seller and their subsidiaries from and against any and all loss, liability or damage arising out of or relating to its obligations under such guarantees.  Notwithstanding the foregoing, in the event that any of the leases guaranteed by Parent, Seller, or any of their subsidiaries contain an option to renew, Purchaser shall not renew such lease without having Parent, Seller, and/or any of their subsidiaries released from such guarantee.

(b)                                 Notwithstanding anything to the contrary in the foregoing, effective as of the Closing Date, Seller shall obtain a release of any guarantees entered into or given by the Company or any Company Subsidiary and any pledges of stock or assets of the Company or any Company Subsidiary to secure the indebtedness of Parent, Seller or any of Seller’s subsidiaries, including the Company and the Company Subsidiaries following the Closing, so that the Company Shares will be, as of the Closing, free and clear of all Liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of the Company Shares.

SECTION 5.13.                 Access to the Company.  Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, properties, business and operations of the Company and each Company Subsidiary as Purchaser may reasonably request.  Such access may be denied to the extent it could, in the Company Group’s good faith determination, compromise the assertion of any attorney-client privilege.  Any such investigation shall be conducted at reasonable times, on prior notice, and under reasonable circumstances and shall not include any invasive or destructive environmental sampling or testing. All information obtained or derived from access pursuant to this Section 5.13 shall be governed by the Confidentiality Agreement.

SECTION 5.14.                 Use of Names.  Purchaser shall, and shall cause the Company and Company Subsidiaries, promptly after the Closing Date, and in any event within 180 days thereafter, to cease all use of any Trademarks containing the name “PRIMEDIA” (the “Retained Names”), including on any advertising and promotional materials, labeling, packaging, signage, stationery, inventory, business cards and any other materials and content in any media (including electronic).  Seller hereby grants Purchaser, the Company and the Company Subsidiaries a license to use the Retained Names in connection with the Company Group Business for the above time period after the Closing Date, solely for transitional purposes and solely for use in a manner consistent with past practice, provided that during such time period, such licensees shall take reasonable actions with respect to using the Retained Names to avoid any confusion as to Purchaser’s current ownership.  Purchaser shall cause the Company and each Company Subsidiary to file applications promptly, and in any event within 90 days after the Closing Date to amend or terminate any Trademark filings or certificates that contain any Retained Names.  After the above time period, Purchaser, the Company and the Company Subsidiaries shall not use the Retained Names, except in a neutral, non-trademark manner to describe the history of the Company Group Business or as required by applicable law.

SECTION 5.15.                 Conduct of Business of Purchaser Pending the Closing.  Purchaser agrees that, between the date of this Agreement and the Closing Date, it shall not, and shall not permit any of its subsidiaries to, directly or indirectly, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

(a)                                  take any action, or enter into any agreement to take any action, that would, or would reasonably be expected to, prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the Additional Agreements or the ability of Purchaser to obtain the Financing contemplated herein;

(b)                                 declare or pay any dividend or make any other distributions, whether or not upon or in respect of any shares of its capital stock, other than dividends from its direct or indirect wholly-owned subsidiaries, or repurchase, redeem or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

(c)                                  acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which, individually or in the aggregate with respect to all such acquisitions between the date of this Agreement and the Closing Date, have an enterprise value in excess of $100,000,000; or

(d)                                 agree, whether in writing or otherwise, or publicly disclose any intention, to do any of the foregoing.

SECTION 5.16.                 Transition Services Agreement Schedules.  Following the date of this Agreement, Purchaser and Seller agree to negotiate in good faith schedules to the Transition Services Agreement as promptly as practicable, but in any event prior to Closing.  Parent and Seller will provide Purchaser with copies of all records pertaining exclusively to the Company and the Company Subsidiaries.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01.                 Conditions to Closing.  (a) The obligation of Purchaser to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

(i)                                     (A) The representations and warranties of Seller set forth in Section 3.02, 3.04 and 3.10 shall be true and correct in all respects, on the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date) and (B) each of the other representations and warranties of Seller set forth in this Agreement (disregarding all materiality or Material Adverse Effect qualifications and exceptions) shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that all failures of such representations and warranties referred to in this clause (B) to be so true and correct (disregarding all materiality or Material Adverse Effect qualifications and exceptions), in the aggregate, would not have a Material Adverse Effect;

(ii)                                  Seller shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

(iii)                               The applicable waiting periods, including, any extensions thereof, under the HSR Act shall have expired, without action taken to prevent consummation of the transactions contemplated by this Agreement; and

(iv)                              No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

(b)                                 The obligation of Seller to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

(i)                                     The representations and warranties of Purchaser set forth in this Agreement (disregarding all materiality or material adverse effect qualifications and exceptions) shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all materiality qualifications and exceptions), in the aggregate, would not reasonably be expected to prevent, impede or materially delay Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party;

(ii)                                  Purchaser shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

(iii)                               The applicable waiting periods, including, any extensions thereof, under the HSR Act shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement;

(iv)                              No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement; and

(v)                                 Purchaser shall have delivered to Seller an opinion from an independent expert of nationally recognized reputation, addressed to each of the Boards of Directors of PRIMEDIA, Seller and the Company, supporting the conclusion that, immediately following the Closing, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, and payment of all related fees and expenses, the Purchaser and its subsidiaries (including the Company Group) will not (i) be insolvent (either because their financial condition is such that the sum of their debts, including contingent and other liabilities, is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their then existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (iii) have incurred debts, and are not expected to incur debts, including contingent and other liabilities, beyond their ability to pay them as they become due.

SECTION 6.02.                 Documents to be Delivered by Seller.  At the Closing, Seller shall deliver to Purchaser the following:

(a)                                  the certificates representing all of the Company Shares, together with appropriate stock powers attached and duly executed, and certificates representing the Subsidiary Shares;

(b)                                 a copy of resolutions adopted by the Board of Directors of Parent and Seller authorizing the execution, delivery and performance of this Agreement and the Additional Agreements as appropriate, and a certificate of the secretary or assistant secretary of Parent and Seller, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 6.02 on behalf of Parent and Seller;

(c)                                  the resignations referred to in Section 5.02;

(d)                                 the releases referred to in Section 5.12;

(e)                                  a certificate duly executed by an executive officer of Seller dated as of the Closing Date with respect to Sections 6.01(a)(i) and (ii);

(f)                                    the Transition Services Agreement; and

(g)                                 at the Closing, Seller shall deliver to Purchaser a certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

SECTION 6.03.                 Documents to be Delivered by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(a)                                  a copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Additional Agreements to which it is a party as appropriate, and a certificate of the secretary or assistant secretary of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 6.03 on behalf of Purchaser;

(b)                                 the releases and other documents referred to in Section 5.12;

(c)                                  a certificate duly executed by an officer of Purchaser dated as of the Closing Date with respect to Sections 6.01(b)(i) and (ii); and

(d)                                 the Transition Services Agreement.

SECTION 6.04.                 Funds to be Delivered.  Purchaser shall cause the wire or other transfers of funds to pay the Base Purchase Price to be made on the Closing Date.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01.                 Survival.  The covenants to be performed prior to the Closing, representations and warranties of Seller, on the one hand, and Purchaser, on the other, shall survive the Closing Date until the first anniversary of the Closing Date, other than the representations and warranties in Section 8.01, Section 3.02 (Capitalization and Title to Shares), Section 3.03 (Company Subsidiaries), Section 3.04 (Authorization of Agreement), Section 3.10 (No Brokers), Section 4.02 (Authorization of Agreement) and Section 4.06 (No Brokers) which shall survive until the expiration of the applicable statute of limitations.  The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VII before the date of such expiration.

SECTION 7.02.                 Indemnification by Seller. (a) Parent and Seller shall jointly and severally indemnify Purchaser and hold Purchaser, Purchaser’s subsidiaries and their respective officers, directors and employees (“Purchaser Indemnified Parties”) harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including all fines, interest, reasonable legal fees and expenses and amounts paid in settlement but excluding lost profits, consequential, punitive, special or indirect damages) (“Losses”), that arise from or relate or are attributable to (i) any misrepresentation by Parent or Seller or breach of a warranty made by Parent or Seller, in each case, under Article III or Section 8.01 hereof, provided, however, that if any such representation or warranty is qualified in any respect by reference to materiality or Material Adverse Effect, solely for purposes of this Article VII, such qualification shall in all respects be disregarded, (ii) any breach of any covenant or agreement on the part of Parent or Seller set forth herein to be performed on or prior to Closing, (iii) any breach of any covenant or agreement on the part of Parent or Seller set forth herein to be performed after Closing, (iv) any liability or obligation to brokers retained by Parent or Seller in connection with the transactions contemplated by this Agreement, (v) any payments owed to Minority Stockholders of Automotive.com pursuant to Section 3.1 of the Automotive.com Stockholders Agreement or Section 2.02 of the Automotive.com Stock Purchase Agreement, in each case, in respect of all dividend periods or calendar quarters ending prior to the dividend period or calendar quarter in which Closing occurs or (vi) any indemnification payments by the Company or the Company Subsidiaries pursuant to any disposition, transfer or other sale of any assets, businesses, publication or magazine of Parent or any of its Subsidiaries (including the Company or any Company Subsidiary) consummated prior to the Closing Date, including any such payments owed pursuant to (w) that certain Asset Purchase Agreement between Primedia Magazines Inc. and New York Magazine Holdings LLC, dated as December 16, 2003, (x) that certain Asset Purchase Agreement between Primedia Enthusiast Publications Inc. and Weider History Group, Inc., dated as of February 28, 2006, (y) that certain Asset Purchase Agreement between Primedia Specialty Group, the Company, Primedia Special Interest Publications, and Parent, on the one hand, and Intermedia Outdoor, Inc., on the other hand, dated as December 6, 2006 and (z) Asset Purchase Agreement between Primedia Special Interest Publications, Inc., Parent and Enthusiast Media, LLC, dated as of June 8, 2006.

(b)                                 Notwithstanding the foregoing, Parent and Seller shall have no liability to indemnify Purchaser Indemnified Parties pursuant to Section 7.02 (x) on account of any claim pursuant to clause (i) of Section 7.02(a), other than indemnification with respect to the representations and warranties contained in Section 3.02 (Capitalization and Title to Shares), Section 3.03 (Company Subsidiaries), Section 3.04 (Authorization of Agreement) and Section 3.10 (No Brokers), as to which the Threshold amount set forth in this Section 7.02(b) shall not apply, (1) unless and until and only to the extent that the liability in respect of such claims, when aggregated with their liability in respect of all other claims made pursuant to clause (i) of Section 7.02(a) amounts to more than $12,500,000 (the “Threshold”) and (2) unless such claim is asserted in writing by the Purchaser Indemnified Party within one year after the Closing Date, except with respect to claims for indemnification with respect to the representations and warranties contained in Section 8.01, Section 3.02 (Capitalization of the Company and Title to Shares), Section 3.03 (Company Subsidiaries), Section 3.04 (Authorization of Agreement) and Section 3.10 (No Brokers) as to which such one year period shall not apply, whereupon Parent and Seller shall be liable to pay amounts due pursuant to clause (i) of Section 7.02(a) only in excess of the Threshold, (y) for Losses incurred as a result of any breach of a representation, warranty, covenant or agreement contained herein or Losses in connection with any of the matters described in clause (iv), (v) or (vi) of Section 7.02(a) above, in each case, to the extent, but only to the extent, that any such Losses were finally included as a specific component of the Closing Date Working Capital or Closing Date Miscellaneous Current Liabilities pursuant to Section 1.03 of this Agreement or (z) to the extent that any such indemnification would result in a duplication of recoveries for any matter indemnified pursuant to Article VIII hereof.  For the avoidance of doubt, the Threshold set forth in this Section 7.02(b) shall not apply to payment of amounts due pursuant to Section 1.03 of this Agreement.

(c)                                  The maximum aggregate liability of Parent and Seller for any and all claims under clause (i) of Section 7.02(a) other than indemnification with respect to the representations and warranties contained in Section 3.02 (Capitalization and Title to Shares), Section 3.03 (Company Subsidiaries), Section 3.04 (Authorization of Agreement) and Section 3.10 (No Brokers) as to which the Cap set forth in this Section 7.02(c) shall not apply shall not exceed $100,000,000 (the “Cap”).  For the avoidance of doubt, the Cap set forth in this Section 7.02(c) shall not apply to any amounts required to be paid by Seller pursuant to Section 1.03.

SECTION 7.03.                 Indemnification by Purchaser.

(a)                                  Purchaser shall indemnify Parent and Seller and hold Parent, Seller, Parent’s subsidiaries, Seller’s subsidiaries and their respective officers, directors and employees (“Seller Indemnified Parties”) harmless against and in respect of any and all Losses, that arise from or relate or are attributable to (i) any misrepresentation by Purchaser or breach of a warranty made by Purchaser, in each case, under Article IV hereof, provided, however, that if any such representation or warranty is qualified in any respect by reference to materiality, solely for purposes of this Article VII, such qualification shall in all respects be disregarded, (ii) any breach of any covenant or agreement on the part of Purchaser set forth herein or in any of Purchaser’s Additional Agreements to be performed on or prior to Closing, (iii) any breach of any covenant or agreement on the part of Purchaser set forth herein to be performed after Closing, (iv) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement, (v) any obligation to any Company Group Employee arising on or after the Closing Date, (vi) any payments owed to Minority Stockholders of Automotive.com pursuant to Section 3.1 or Section 4.3 of the Automotive.com Stockholders Agreement or Section 2.02 of the Automotive.com Stock Purchase Agreement, in each case, in respect of the dividend period or fiscal quarter in which Closing occurs and all subsequent dividend periods or calendar quarters, (vii) any earn-out, additional purchase price or similar payment obligations in connection with any acquisition or purchase of any assets, businesses, publication or magazine of the Company Group consummated prior to the Closing Date, including any such payment obligations owed (x) pursuant to the Stock Purchase Agreement entered into by and among Parent, Automotive.com and certain stockholders of Automotive.com parties thereto, dated as of November 15, 2005 and (y) in connection with the prior acquisitions of assets of Equine.com, Tennessee Autoshows, International Automotive Showcase and Pro-Motion Motor Sports.

(b)                                 Notwithstanding the foregoing, Purchaser shall have no liability to indemnify Seller Indemnified Parties (x) on account of any claim pursuant to clause (i) of Section 7.03(a), other than indemnification with respect to the representations and warranties contained in Section 4.02 (Authorization of Agreement) and Section 4.06 (No Brokers), as to which the Threshold shall not apply, (1) unless and until and only to the extent that the liability of Purchaser in respect of such claims, when aggregated with their liability in respect of all other claims made pursuant to clause (i) of Section 7.03(a) amounts to more than the Threshold and (2) unless such claim is asserted in writing by the Seller Indemnified Party within one year after the Closing Date, whereupon Purchaser shall be liable to pay amounts due pursuant to clause (i) of

Section 7.03(a) only in excess of the Threshold and (y) for any breach of a representation, warranty, covenant or agreement contained herein that was finally included in the working capital adjustment provided in Section 1.03 of this Agreement.  For the avoidance of doubt, the Threshold set forth in this Section 7.03(b) shall not apply to payment of amounts due pursuant to Section 1.03 of this Agreement.

(c)                                  The maximum aggregate liability of Purchaser for any and all claims under clause (i) of Section 7.03(a) shall not exceed the Cap.  For the avoidance of doubt, the Cap set forth in this Section 7.03(c) shall not apply to any amounts required to be paid by Purchaser pursuant to Section 1.03.

SECTION 7.04.                 Notice to the Indemnitor.  Promptly after the assertion of any claim by a third party (including a governmental entity) which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this Article VII, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim.  The Indemnitor shall then have thirty (30) days to advise the Indemnitee whether the Indemnitor accepts the defense of such claim and the Indemnitor shall have no obligation to Indemnitee for legal fees incurred by Indemnitee before or after the date of any assumption of the defense by Indemnitor; provided that, if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel (and the fees and expenses of such counsel reasonably incurred by the Indemnitee may be considered Losses subject to indemnification hereunder). The Indemnitor shall not be liable to the Indemnitee for any claim not presented to the Indemnitor by the Indemnitee for a defense within thirty (30) days of the claim being presented in writing to the Indemnitee by the party making the claim to the extent that the Indemnitor is materially prejudiced by such delay.  If the Indemnitor exercises the right to undertake any such defense against any such third party claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense, including by making available to the Indemnitor, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or control relating thereto and all personnel, premises and properties of the Indemnitee relating thereto, in each case, as is reasonably required by the Indemnitor, and subject to mutually agreeable customary confidentiality restrictions.  Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such third party claim, the Indemnitor shall cooperate with the Indemnitee in such defense, including by making available to the Indemnitee, all such witnesses, records, materials and information in the Indemnitor’s possession or control relating thereto and all personnel, premises and properties of the Indemnitor relating thereto, in each case, as is reasonably required by the Indemnitee, and subject to mutually agreeable customary confidentiality restrictions.

SECTION 7.05.                 Right of Parties to Settle or Defend.  For purposes of Article VII, if the Indemnitor determines to accept the defense of such claim (as described in Section 7.04), the Indemnitor shall be deemed to have acknowledged that such claim is subject to indemnification by the Indemnitor and the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Company Group.  If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within thirty (30) days after the Indemnitee has given written notice to the Indemnitor of the claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within thirty (30) days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such claim; provided, however, that in no event shall the Indemnitee settle such claim without the prior consent of the Indemnitor as provided in Section 7.06 below.

SECTION 7.06.                 Settlement Proposals.  (a) In the event the Indemnitee desires to settle any third-party claim the defense of which has not been assumed by Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the “Proposed Settlement”). The Indemnitor shall have ten (10) days after the Indemnitor’s receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement.  If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement, the Indemnitee may offer the Proposed Settlement to the third party making the claim.  If after approval by the Indemnitor the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 7.06.

(b)                                 The Indemnitor may settle such third-party claim that it has agreed to accept the defense of (pursuant to Section 7.04) on any terms which it may deem reasonable provided that the Indemnitor shall not without the Indemnitee’s prior written consent, (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand, in any manner that would require limitations on the manner in which the Indemnitee conducts its business.

SECTION 7.07.                 Reimbursement.  At the time the amount of any liability on the part of the Indemnitor under this Article VII is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall within thirty (30) days upon notice from the Indemnitee, pay to the Indemnitee, the amount of the indemnity claim.  If the Indemnitor has assumed the defense of a third party claim, or has acknowledged that a third party claim the defense of which has been assumed by the Indemnitee, is subject to indemnification by the Indemnitor, the Indemnitor shall reimburse all Losses incurred by the Indemnitee in connection with such third party claim for which Indemnitee is entitled to indemnification hereunder as and when incurred by the Indemnitee.

SECTION 7.08.                 Certain Adjustments.  (a)  The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

(b)                                 The amount of any Losses or Tax for which indemnification is provided under this Article VII or Article VIII shall be computed net of any insurance proceeds received by the Indemnitee in connection with such Losses.  If the Indemnitee or any of its affiliates receives insurance proceeds in connection with Losses for which it has received indemnification, such party shall refund to the Indemnitor the amount of such insurance proceeds when received, up to the amount of indemnification received.  If the amount with respect to which any claim is made under Article VIII or this Article VII (an “Indemnity Claim”) gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim, and increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase).  For purposes of this Section 7.08, a “Tax Benefit” means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority.  For the purposes of this Section 7.08, a Tax Benefit is “currently realizable” to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim.  In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 7.08.  The amount of the refunded reduction or payment shall be deemed a payment under this Section 7.08 and thus shall be paid subject to any applicable reductions or gross-up under this Section 7.08.

SECTION 7.09.                 Exclusive Remedy.  Following the Closing, except to the extent of non-monetary equitable relief (including specific performance) made with respect to breaches of any covenant or agreement contained in this Agreement to be performed following the Closing, the indemnification obligations of this Article VII and Article VIII shall be the exclusive remedy for breaches of this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, in the case of fraudulent conduct, the limitations on indemnification (including as to duration and amount) contained in this Article VII shall not apply to any claim for indemnification under this Article VII.

ARTICLE VIII

TAX MATTERS

SECTION 8.01.                 Tax Representations.  (a) Parent and Seller jointly and severally represent and warrant to Purchaser that:  (a)(i) all material Tax Returns required to be filed with a taxing authority with respect to any tax period ending on or before the Closing Date (each a “Pre-Closing Tax Period”) by or on behalf of each of the Company and the Company Subsidiaries and any consolidated, combined, unitary or similar group of which the Company or any Company Subsidiaries is or was a member (“Parent Group”) have, to the extent required to be filed on or before the date of this Agreement, been or will be filed when due in accordance with all applicable laws and taking into account all extensions of due dates; (ii) all material Taxes shown as due and payable (other than those Taxes being contested in good faith) on the Tax Returns that have been filed have been timely paid to the appropriate taxing authority, and all of such Tax Returns are true and complete in all material respects; (iii) there is no claim, audit, suit, proceeding or investigation now pending or to the knowledge of Seller threatened against or with respect to the Company or any Company Subsidiary in respect of any material

Tax, except as described on Schedule 8.01; (iv) there are no liens for material Taxes upon the assets of the Company or any Company Subsidiary except statutory liens for current Taxes not yet due and payable; (v) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; (vi) neither the Company, any Company Subsidiary, nor any Parent Group (for any taxable period during which the Company or any Company Subsidiary was a member of the group) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment deficiency; (vii) no claim has ever been made by any authority where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary may be subject to taxation by that jurisdiction; and (viii) except as set forth on Schedule 8.01(a)(viii), neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G or in the imposition of an excise Tax under Code § 4999 (or any corresponding provision of state, local or foreign Tax law).

(b)                                 None of the Company or any Company Subsidiary has any liability under Section 1.1502-6 of the treasury regulations or any comparable provision of state, local or foreign law, except for liabilities of the members of the “affiliated group” of corporations (as defined in Section 1504 of the Internal Revenue code) of which Parent is the common parent.

SECTION 8.02.                 Tax Covenants.  (a) Except as contemplated by this Agreement or as required by law, without the prior written consent of Purchaser, which consent shall not unreasonably be withheld, neither Parent, Seller nor the Company nor any Company Subsidiary nor any affiliate of Seller shall, change or make any material Tax elections, change any method of accounting with respect to material Taxes, file any amended material Tax Return, or settle or compromise any federal, state, local or foreign material Tax liability relating to the Company or any Company Subsidiary.

(b)                                 All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries, on the one hand, and Parent and its subsidiaries (other than the Company and the Company Subsidiaries), on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

SECTION 8.03.                 Taxable Periods Straddling Closing Date.  (a) Parent, Purchaser and Seller agree that if the Company or any Company Subsidiary is permitted but not required under applicable state or local Income Tax laws to treat the Closing Date as the last day of a taxable period, Parent, Purchaser, Seller, the Company or each Company Subsidiary, as the case may be, shall treat such day as the last day of a taxable period.

SECTION 8.04.                 Preparation of Tax Returns and Payments of Taxes.

(a)                                  For any Pre-Closing Tax Period of the Company or any Company Subsidiary, Parent and Seller shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all Tax

Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns (“Pre-Closing Tax Returns”).  Purchaser shall have the right to review such Pre-Closing Tax Returns prior to the filing of such Tax Returns, other than Tax Returns that are Consolidated or Combined Tax Returns, and Seller and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Pre-Closing Tax Returns.

“Consolidated or Combined Tax Return” means any Tax Return that is filed on a consolidated, combined, or unitary basis and that includes the Company or the Company Subsidiaries, on the one hand, and the Seller or its affiliates (other than the Company and the Company Subsidiaries) on the other hand.

(b)                                 Parent and Seller shall include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Treasury Regulation § 1.1502-13 and any excess loss account taken into income under Treasury Regulation § 1.1502-19) for all Pre-Closing Tax Periods in the consolidated returns of all Parent Groups for all periods through the end of the Closing Date and shall pay any Taxes attributable to such income.

(c)                                  For any taxable period that begins on or before and ends after the Closing Date (“Straddle Period”) of the Company or any Company Subsidiary, Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that Parent and Seller shall, not later than ten (10) business days prior to the due date for filing such Tax Returns, pay to Purchaser their share of any Taxes due with respect to any amount owed by them pursuant to Sections 8.08 and 8.09 with respect to the taxable periods covered by such Tax Returns.

(d)                                 With respect to Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary for Straddle Periods (“Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law).  Purchaser shall deliver, at least 30 days prior to the due date for filing such Straddle Return (including extension), to the Seller a statement setting forth the amount of Tax allocated to the Seller pursuant to Section 8.09 (the “Tax Statement”) and copies of such Straddle Return.  Seller shall have the right to review such Straddle Return and the Tax Statement prior to the filing of such Straddle Return and, within ten days after the date of receipt by Seller of any Straddle Return, to request in writing any reasonable changes to such Straddle Return.  Seller and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Return and the Tax Statement and mutually to consent to the filing as promptly as possible of such Straddle Return.  In the event the parties are unable to resolve any dispute within ten days after Purchaser has received Seller’s written request for changes, then any disputed issues shall be resolved pursuant to the steps set forth in Section 1.03(c) to resolve in a final binding matter prior to the due date for such Straddle Return.

SECTION 8.05.                 Refunds and Carrybacks

(a)                                  Purchaser shall pay to Seller all refunds or credits of Income Taxes, and other Taxes received by Purchaser, the Company or any Company Subsidiary after the Closing Date and attributable to Taxes paid by or on behalf of the Company and each Company Subsidiary (or any predecessor thereof) with respect to a Pre-Closing Tax Period (and portion of

Straddle Period allocated to Seller under Section 8.09), except to the extent that such refund was taken into account in determining the final Closing Date Working Capital.

(b)                                 Each such payment (which shall include any interest received or credited with respect to such refund or credit) shall be made to the other party promptly after receipt of any such refund from, or allowance of such credit by, the relevant taxing authority.  Seller and Purchaser shall cooperate, and shall cause the Company and each Company Subsidiary to cooperate, in obtaining any refund or credit of Taxes available from the relevant taxing authority.

SECTION 8.06.                 Section 338(h)(10) Election. Purchaser, on the one hand, and Parent and Seller, on the other hand, shall join in timely making elections under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) (and any corresponding elections under state, local, or foreign tax law) (collectively the “Section 338(h)(10) Elections”) with respect to the purchase and sale of the stock of the Company Shares and each Company Subsidiary, and Purchaser and Parent and Seller shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provision.  Pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder, the Purchase Price (together with applicable liabilities and other relevant items), as adjusted in accordance with the terms hereof, shall be allocated among the assets of the Company and the Company Subsidiaries as set forth in an allocation schedule (the “Allocation Schedule”).  Purchaser shall prepare and deliver to Seller an initial draft of the Allocation Schedule within 60 days after the Closing Date.  Seller shall have the right to review the Allocation Schedule and, within 20 days after the date of receipt by Seller of the Allocation Schedule, to request in writing any reasonable changes to the Allocation Schedule.  Seller and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of the Allocation Schedule.  In the event the parties are unable to resolve any dispute within 10 days after Purchaser has received Seller’s written request for changes, then any disputed issues shall be resolved in accordance with the provisions of Section 1.03(c) mutatis mutandis.  Consistent with the final binding Allocation Schedule determined in accordance with this Section 8.06, Purchaser shall prepare the applicable IRS forms (and any comparable forms required to be filed under state, local, or foreign tax law).  None of Parent, Seller or Purchaser shall take any position (whether in financial statements, Tax Returns, tax audits, or otherwise) that is inconsistent with such final Allocation Schedule determined in accordance with this Section 8.06.  Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Purchaser, the Company, and its Subsidiaries against any Losses arising out of any failure to pay such Tax, except to the extent such Taxes are reflected as an accrued Tax liability on the Closing Date Statement and have been taken into account in determining the final Closing Date Working Capital.

SECTION 8.07.                 Cooperation.  Parent, Seller, the Company Group, and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

SECTION 8.08.                 Tax Indemnification  (a)  Notwithstanding any other provision of this Agreement to the contrary, Parent and Seller shall jointly and severally indemnify Purchaser and hold Purchaser Indemnified Parties harmless against and in respect of:

(i)                                     any loss, claim, liability, expense, or other damage for Taxes with respect to any Pre-Closing Tax Period of the Company or any Company Subsidiary and with respect to any Straddle Period, for the portion thereof ending on the Closing Date;

(ii)                                  any loss, claim, liability, expense, or other damage (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of Parent, Seller or any person (other than the Company, any Company Subsidiary, Purchaser or any affiliate of Purchaser) which is or has ever been affiliated with the Company or any Company Subsidiary or with whom the Company or any Company Subsidiary otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return; and

(iii)                               any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing;

provided, that (in the case of each of (i), (ii) and (iii) above) no indemnification will be made to the extent such Taxes were finally included as a specific component of the Closing Date Working Capital or Closing Date Miscellaneous Current Liabilities pursuant to Section 1.03 of this Agreement.

(b)                                 Purchaser shall, and after the Closing shall cause the Company and each Company Subsidiary to, indemnify Seller and each of its respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all liability for Taxes of the Company and each Company Subsidiary for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Purchaser’s indemnity will cover only that portion of any such Taxes that are allocable to the period after the Closing Date).

(c)                                  Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 8.08 shall terminate at the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

SECTION 8.09.                 Straddle Period.  In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(a)                                  In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and

(b)                                 In the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

SECTION 8.10.                 Tax Claims.

(a)                                  If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Section 8.08, then such indemnified party shall give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(b)                                 With respect to any Tax Claim relating to a Pre-Closing Tax Period, Seller shall, solely at its own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Sellers must first consult, in good faith with Purchaser before taking any action with respect to the conduct of such Tax Claim.  Notwithstanding the foregoing, Sellers shall not settle such Tax Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, and Purchaser, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim if such Tax Claim could have a material adverse impact on the Taxes of the Company or any of its Subsidiaries in a taxable period or portion thereof beginning after the Closing Date.

(c)                                  Seller and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or any of its Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses. Neither Seller nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which shall not be unreasonably conditioned, withheld, or delayed.

(d)                                 Purchaser shall control all proceedings with respect to any Tax Claim relating to a taxable period or portion thereof beginning after the Closing Date.  Seller shall have no right to participate in the conduct of any such proceeding.

SECTION 8.11.                 Taxes.  For the purposes of this Agreement, the term “Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of such government, including all net income, gross income, gross receipts, license, payroll, employment, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, franchise, profits, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), capital stock, withholding, social security (or similar), unemployment, disability, occupancy, rent, transaction, real property, personal property or other taxes, customs, duties, fees, assessments, or charges of any kind whatsoever, including any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.  The term “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.  The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE IX

TERMINATION

SECTION 9.01.                 Termination.  This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual written agreement of the parties hereto, (b) by either party by written notice to the other party if the Closing Date shall not have occurred on or before the date that is 120 days following the date of this Agreement (the “Termination Date”), (c) by Purchaser if any of the conditions set forth in Section 6.01(a) shall have become incapable of fulfillment, and shall not have been waived by Purchaser, or (d) by Seller if any of the conditions set forth in Section 6.01(b) shall have become incapable of fulfillment, and shall not have been waived by Seller; provided, however, that (i) the party seeking termination pursuant to clauses (c) or (d) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (ii) if the Closing has not occurred by the Termination Date solely as a result of the failure of Parent to deliver to Purchaser the Required Financial Information, Purchaser may unilaterally extend the Termination Date by up to 30 days, in which case, the Termination Date shall be deemed for all purposes to be such later date.

SECTION 9.02.                 Liabilities in Event of Termination.  In the event of any termination of this Agreement as provided in Section 9.01 above, this Agreement shall forthwith become wholly void and of no further force and effect except for the provisions of Section 5.09 and the provisions of the Confidentiality Agreement (as hereinafter defined) which shall remain in full force and effect. There shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude (a) any party from pursuing its judicial remedies for damages as a result of the willful or intentional breach of any representation or warranty or covenant or agreement contained herein prior to termination or (b) Parent from pursuing its contractual or judicial remedies for damages as a result of the failure of the Closing to occur due to the proceeds of the financing having not been received by the Purchaser in full by the Termination Date.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  Entire Agreement.  This Agreement and the Additional Agreements (together with the Schedules hereto and the documents referred to herein) contains, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters provided however that the terms of the Confidentiality Agreement dated February 22, 2007 (the “Confidentiality Agreement”) shall remain in full force and effect.

SECTION 10.02.  Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York.  Purchaser and Seller hereby irrevocably submit to the jurisdiction of any New York state court or United States Federal Court sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement.  Purchaser and Seller hereby irrevocably waive any objection they may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

SECTION 10.03.  Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach.  Any waiver must be in writing.  The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

SECTION 10.04.  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to it at:

PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151
Attention: Dean Nelson
Jason Thaler, Esq.
Phone:	(212) 745 - 0100
Fax:	(212) 745 – 0131

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention: Gary Horowitz, Esq.
Kathryn King Sudol, Esq.
Phone:	(212) 455-2000
Fax:	(212) 455-2502

If to Purchaser, to it at:

Source Interlink Companies, Inc.

27500 Riverview Center Blvd., Suite 400

Bonita Springs, Florida 34134

Attention:  Chief Executive Officer

Facsimile:  (239) 949-7693

With copies to:

Source Interlink Companies, Inc.
27500 Riverview Center Blvd., Suite 400
Bonita Springs, Florida 34134
Attention:  General Counsel
Facsimile:  (239) 949-7689

Munger, Tolles & Olson LLP

Attention:  Robert B. Knauss

                                 J. Martin Willhite

Phone: (213) 683-9100

Fax: (213) 687-3702

SECTION 10.05.  Separability.  If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

SECTION 10.06.  Assignment and Binding Effect.  None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

SECTION 10.07.  No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

SECTION 10.08.  Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

SECTION 10.09.  Interpretation.  Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof.  As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to an person are also to its successors and permitted assigns; “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto; references to “generally accepted accounting principles” shall mean generally accepted accounting principles in the United States.

SECTION 10.10.  Disclosure.  For the purpose of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of the particular section of this Agreement which corresponds to such Schedule and to any other section of this Agreement to which its relevance is reasonably apparent.  In addition, any representation made “to the knowledge of Seller” or “to the knowledge of Seller” shall mean to the knowledge of the persons listed on Schedule 10.10.

SECTION 10.11.  No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

SECTION 10.12.  Specific Performance.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to pursuing any other available remedies, Seller and Purchaser, in their sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

SOURCE INTERLINK COMPANIES, INC.

By:	/s/ Michael R. Duckworth
Name: Michael R. Duckworth
Title: Chairman of the Board

CONSUMER SOURCE INC.

By:	/s/ Dean Nelson
Name: Dean Nelson
Title: Chairman, President and CEO

PRIMEDIA INC.

By:	/s/ Dean Nelson
Name: Dean Nelson
Title: Chairman, President and CEO

CONFIDENTIAL

Annex A

Description of the Company Group Business

The Company Group Business means the businesses of the Company or any of the Company’s Subsidiaries of (i) acquiring, developing, publishing and otherwise operating targeted enthusiast media in print format (including magazines and magazine-related supplements), electronic/online format (including website management and content and electronic newsletters) and broadcast format (including television, webcast and other broadcast or streaming media), (ii) sponsoring, promoting, conducting and organizing auto shows, motorcycle shows, surfing and similar events, (iii) renting postal, electronic and telemarketing formatted lists and providing other database marketing and lead generation services and (iv) any other business in which the Company or any of the Company’s Subsidiaries is engaged on or prior to the date of the Agreement, which, in each case, are conducted by the following divisions of PRIMEDIA Inc.: Consumer Automotive, Performance Automotive, International Automotive and Automotive Digital Groups, the Recreation Division (which includes the Action Sports, Equine and Marine Groups), the Lifestyles Division (which includes the Home Technology and Soaps Groups and SLAM) and Retailvision.  For the avoidance of doubt, the Company Group Business does not include the Auto Guide Business of Seller.